Exhibit 99.1

INNOSPEC REPORTS FOURTH QUARTER AND FULL YEAR 2024

FINANCIAL RESULTS

Performance Chemicals operating income up 14 percent; Fuel Specialties operating income up 7 percent

As expected, Oilfield Services saw the continued impact of lower production chemical activity in Latin America

$25.7 million cash generated from operations; Net cash of $289.2 million

Non-cash settlement charge of $155.6 million ($4.65 per share) on UK pension scheme buy out

GAAP loss per share $2.80 and adjusted non-GAAP earnings per share $1.41

Englewood, CO – February 18, 2025 – Innospec Inc. (NASDAQ: IOSP) today announced its financial results for the fourth quarter and full year ended December 31, 2024.

Total revenues for the fourth quarter were $466.8 million, a decrease of 6 percent from $494.7 million in the corresponding period last year. There was a net loss of $70.4 million, or $2.80 per diluted share, driven by the buy out of the UK pension scheme, compared to net income of $37.8 million or $1.51 per diluted share recorded last year. Adjusted EBITDA for the quarter was $56.6 million compared to $61.6 million reported in the same period a year ago.

Results for this quarter include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS in the fourth quarter was $1.41 per diluted share, compared to $1.84 per diluted share a year ago.

Innospec generated cash from operating activities of $25.7 million before capital expenditures of $20.6 million in the quarter and closed the year with net cash of $289.2 million.

Adjusted EBITDA, income before income taxes excluding special items, net income excluding special items, and related per-share amounts, together with net cash, are non-GAAP financial measures that are defined and reconciled with GAAP results herein and in the schedules below.

	Quarter ended December 31, 2024			Quarter ended December 31, 2023
(in millions, except share and per share data)	(Loss)/ income before income taxes	Net (loss)/ income	Per diluted share	Income before income taxes	Net income	Per diluted share
Reported GAAP amounts	$(102.6)	$(70.4)	$(2.80)	$45.3	$37.8	$1.51

Settlement charge on UK pension scheme buy-out	155.6	116.7	4.65	—	—	—
Adjustment of income tax provisions	—	(11.0)	(0.44)	—	0.5	0.02
Foreign currency exchange (gains)/losses	(8.0)	(5.7)	(0.23)	2.6	2.0	0.08
Adjustment to fair value of contingent consideration	1.3	2.0	0.08	—	—	—
Amortization of acquired intangible assets	2.3	1.7	0.07	2.6	2.0	0.08
Legacy costs of closed operations	1.4	1.1	0.04	3.7	2.8	0.11
Impact of internal reorganizations	0.6	1.1	0.04	—	—	—
Acquisition related costs	—	—	—	1.3	1.0	0.04

	153.2	105.9	4.21	10.2	8.3	0.33

Adjusted non-GAAP amounts	$50.6	$35.5	$1.41	$55.5	$46.1	$1.84

For the full year, total revenues of $1.85 billion decreased by 5 percent from $1.95 billion in the prior year. Net income for 2024 was $35.6 million or $1.42 per diluted share, driven by the buy out of the UK pension scheme, compared to the prior year net income of $139.1 million, or $5.56 per diluted share. Adjusted EBITDA for the year was $225.2 million up 4 percent from $216.0 million in 2023.

Results for the full year include some special items, which are summarized in the table below. Excluding these items, adjusted non-GAAP EPS for the full year was $5.92 per diluted share, compared to $6.09 per diluted share a year ago.

	Year ended December 31, 2024			Year ended December 31, 2023
(in millions, except share and per share data)	Income before income taxes	Net income	Diluted EPS	Income before income taxes	Net income	Diluted EPS
Reported GAAP amounts	$41.2	$35.6	$1.42	$174.4	$139.1	$5.56

Settlement charge on UK pension scheme buy out	155.6	116.7	4.65	—	—	—
Adjustment of income tax provisions	—	(11.4)	(0.45)	—	1.2	0.05
Amortization of acquired intangible assets	11.3	8.6	0.34	10.5	8.0	0.32
Recovery of historical pension costs	(8.4)	(6.3)	(0.25)	—	—	—
Foreign currency exchange gains	(4.9)	(3.6)	(0.14)	(3.8)	(2.9)	(0.12)
Adjustment to fair value of contingent consideration	3.4	3.4	0.14	—	—	—
Legacy costs of closed operations	4.0	3.0	0.12	6.1	4.6	0.18
Settlement of historical tax audits	—	1.3	0.05	—	—	—
Impact of internal reorganizations	0.6	1.1	0.04	—	—	—
Acquisition related costs	—	—	—	3.1	2.4	0.10

	161.6	112.8	4.50	15.9	13.3	0.53

Adjusted non-GAAP amounts	$202.8	$148.4	$5.92	$190.3	$152.4	$6.09

Commenting on the fourth quarter results, Patrick S. Williams, President and Chief Executive Officer, said,

“This was another good quarter for Innospec. Fuel Specialties and Performance Chemicals delivered strong operating income growth over the prior year, and Oilfield Services remained in line with expectations, despite continuing weak production chemicals activity in Latin America.

Performance Chemicals delivered double-digit operating income growth over last year. Moving through 2025, our outlook continues to target operating income and margin improvement to levels consistent with the full year 2022. The team has an exciting mix of growth opportunities across our global personal care, home care, agriculture, construction and other industrial markets.

In Fuel Specialties, gross margins were at the upper end of our targeted 32 to 35 percent range and operating income increased by 7 percent on the prior year. Full year operating margins improved to just below our target of 19 to 21 percent, and we remain focused on further growth and margin improvement. Entering 2025, the team is pursuing a broad set of regional and end-market opportunities in traditional fuel, renewable fuel and non-fuel applications.

In Oilfield Services, as expected, results remained similar to the third quarter with no recovery in Latin America production chemical activity. We currently do not expect this activity to resume in the coming quarters. In 2025, we remain focused on opportunities in our other oilfield segments, which we believe will drive sequential quarterly improvements. These include opportunities in US completions and production, DRA and continued momentum in the Middle East.”

Revenues in Performance Chemicals of $169.2 million were up 23 percent over the fourth quarter of last year, with acquisition growth of 7 percent, volume growth of 17 percent, an adverse price/mix of 2 percent and a positive currency impact of 1 percent. Gross margins of 22.7 percent increased by 1.4 percentage points from the same quarter last year. Operating income of $20.6 million increased 14 percent from $18.0 million in the prior year period. For the full year, revenues were up 16 percent to $653.7 million and operating income increased 52 percent to $82.9 million.

Revenues in Fuel Specialties of $191.8 million were up 5 percent from $182.1 million in the fourth quarter of last year. Volumes were up 9 percent with an adverse price/mix of 5 percent and a positive currency impact of 1 percent. Gross margins of 34.4 percent increased by 1.5 percentage points over last year. Operating income of $34.9 million was up 7 percent from $32.6 million a year ago. For the full year, revenues were up 1 percent to $701.1 million and operating income increased 18 percent to $129.6 million. Adjusting for the impact of non-recurring Brazil inventory charges in the first half of 2023, full year operating income grew by 4 percent.

Revenues in Oilfield Services of $105.8 million for the quarter were down 40 percent from $175.4 million in the fourth quarter of last year. Gross margins of 30.1 percent decreased by 7.9 percentage points from the same quarter last year on a weaker sales mix. Operating income of $7.5 million decreased 59 percent from $18.3 million in the prior year period. For the full year, revenues were down 29 percent to $490.6 million and operating income decreased 51 percent to $38.8 million.

Corporate costs of $20.6 million decreased by $3.8 million from last year which included $1.3 million relating to acquisition costs. The full year adjusted effective tax rate for 2024 was 26.4 percent compared to 23.0 percent last year, due to the geographical mix of taxable profits. In the fourth quarter the Company concluded the buy out of the UK pension scheme and incurred a non-cash settlement charge of $155.6m. All UK liabilities are now removed from the Company’s balance sheet.

For the quarter, cash provided by operating activities after capital expenditures was $5.1 million compared to $51.3 million a year ago. For the full year, cash from operations after capital expenditures was $122.7 million compared to $130.2 million in 2023. As of December 31, 2024, Innospec had net cash of $289.2 million compared to net cash of $203.7 million a year ago.

Mr. Williams concluded,

“Our business teams delivered a strong quarter and full year. Entering 2025, we are well positioned for continued full year growth in Performance Chemicals and Fuel Specialties and sequential quarterly recovery in Oilfield Services.

Operating cash generation was positive in the quarter, and our net cash position closed at over $289 million. Our balance sheet continues to support organic growth, further dividend increases and flexibility for share repurchases. In parallel, we continue to pursue M&A that complements our geographic, technology and end-market footprint.”

Use of Non-GAAP Financial Measures

The information presented in this press release includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (GAAP). These non-GAAP financial measures comprise adjusted EBITDA, income before income taxes excluding special items, net income excluding special items and related per share amounts together with net cash. Adjusted EBITDA is net (loss)/income per our consolidated financial statements adjusted for the exclusion of interest (income)/expense, net, income taxes, depreciation and amortization, pension scheme settlement charge, recovery of historical pension costs, foreign currency exchange (gains)/losses, legacy costs of closed operations, adjustment to fair value of contingent consideration and acquisition related costs. Income before income taxes, net income and diluted EPS, excluding special items, per our consolidated financial statements are adjusted for the exclusion of settlement charge on UK pension scheme buy out, adjustment of income tax provisions, amortization of acquired intangible assets, recovery of historical pension costs, foreign currency exchange (gains)/losses, adjustment to fair value of contingent consideration, legacy costs of closed operations, settlement of historical tax audits, impact of internal reorganizations and acquisition related costs. Net cash is cash and cash equivalents less total debt. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are provided herein and in the schedules below. The Company believes that such non-GAAP financial measures provide useful information to investors and may assist them in evaluating the Company’s underlying performance and identifying operating trends. In addition, these non-GAAP measures address questions the Company routinely receives from analysts and investors and the Company has determined that it is appropriate to make this data available to all investors. While the Company believes that such measures are useful in evaluating the Company’s performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these non-GAAP financial measures may differ from similarly titled non-GAAP financial measures used by other companies and do not provide a comparable view of the Company’s performance relative to other companies in similar industries. Management uses adjusted EPS (the most directly comparable GAAP financial measure for which is GAAP EPS) and net income excluding special items and adjusted EBITDA (the most directly comparable GAAP financial measure for which is GAAP net (loss)/income) to allocate resources and evaluate the performance of the Company’s operations and has provided a reconciliation of adjusted EBITDA and net income excluding special items, and related per share amounts, to GAAP net (loss)/income herein and in the schedules below.

About Innospec Inc.

Innospec Inc. is an international specialty chemicals company with approximately 2,450 employees in 22 countries. Innospec manufactures and supplies a wide range of specialty chemicals to markets in the Americas, Europe, the Middle East, Africa and Asia-Pacific. The Performance Chemicals business creates innovative technology-based solutions for our customers in the Personal Care, Home Care, Agrochemical, Mining and Industrial markets. The Fuel Specialties business specializes in manufacturing and supplying fuel additives that improve fuel efficiency, boost engine performance and reduce harmful emissions. Oilfield Services provides specialty chemicals to all elements of the oil and gas exploration and production industry.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Such forward-looking statements include statements (covered by words like “expects,” “estimates,” “anticipates,” “may,” “could,” “believes,” “feels,” “plans,” “intends,” “outlook” or similar words or expressions, for example) which relate to earnings, growth potential, operating performance, events or developments that we expect or anticipate will or may occur in the future. Although forward-looking statements are believed by management to be reasonable when made, they are subject to certain risks, uncertainties and assumptions, and our actual performance or results may differ materially from these forward-looking statements. Additional information regarding risks, uncertainties and assumptions relating to Innospec and affecting our business operations and prospects are described in Innospec’s Annual Report on Form 10-K for the year ended December 31, 2023, Innospec’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other reports filed with the U.S. Securities and Exchange Commission. You are urged to review our discussion of risks and uncertainties that could cause actual results to differ from forward-looking statements under the heading “Risk Factors” in such reports. Innospec undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Corbin Barnes

Innospec Inc.

+44-151-355-3611

corbin.barnes@innospecinc.com

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Schedule 1

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions, except share and per share data)	2024	2023	2024	2023
Net sales	$466.8	$494.7	$1,845.4	$1,948.8
Cost of goods sold	(330.6)	(339.0)	(1,302.5)	(1,357.7)

Gross profit	136.2	155.7	542.9	591.1
Operating expenses:
Selling, general and administrative	(81.1)	(102.3)	(314.0)	(387.8)
Research and development	(12.7)	(8.9)	(47.8)	(41.7)
Adjustment to fair value of contingent consideration	(1.3)	—	(3.4)	—
Profit on disposal of property, plant and equipment	—	—	0.2	—

Total operating expenses	(95.1)	(111.2)	(365.0)	(429.5)

Operating income	41.1	44.5	177.9	161.6
Other income/(expense), net	9.5	(0.7)	9.6	10.5
Pension scheme settlement charge	(155.6)	—	(155.6)	—
Interest income, net	2.4	1.5	9.3	2.3

(Loss)/income before income taxes	(102.6)	45.3	41.2	174.4
Income taxes	32.2	(7.5)	(5.6)	(35.3)

Net (loss)/income	$(70.4)	$37.8	$35.6	$139.1

(Loss)/earnings per share:
Basic	$(2.82)	$1.52	$1.43	$5.60
Diluted	$(2.80)	$1.51	$1.42	$5.56
Weighted average shares outstanding (in thousands):
Basic	24,949	24,867	24,932	24,851
Diluted	25,115	25,030	25,119	25,022

INNOSPEC INC. AND SUBSIDIARIES

Schedule 2A

SEGMENTAL ANALYSIS OF RESULTS

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2024	2023	2024	2023
Net sales:
Performance Chemicals	$169.2	$137.2	$653.7	$561.6
Fuel Specialties	191.8	182.1	701.1	695.9
Oilfield Services	105.8	175.4	490.6	691.3

	466.8	494.7	1,845.4	1,948.8

Gross profit:
Performance Chemicals	38.4	29.2	148.4	105.6
Fuel Specialties	66.0	59.9	239.9	215.1
Oilfield Services	31.8	66.6	154.6	270.4

	136.2	155.7	542.9	591.1

Operating income:
Performance Chemicals	20.6	18.0	82.9	54.5
Fuel Specialties	34.9	32.6	129.6	109.7
Oilfield Services	7.5	18.3	38.8	78.6
Corporate costs	(20.6)	(24.4)	(70.2)	(81.2)

	42.4	44.5	181.1	161.6
Adjustment to fair value of contingent consideration	(1.3)	—	(3.4)	—
Profit on disposal of property, plant and equipment	—	—	0.2	—

Total operating income	$41.1	$44.5	$177.9	$161.6

Schedule 2B

NON-GAAP MEASURES

	Three Months Ended December 31		Twelve Months Ended December 31
(in millions)	2024	2023	2024	2023
Net (loss)/income	$(70.4)	$37.8	$35.6	$139.1
Interest income, net	(2.4)	(1.5)	(9.3)	(2.3)
Income taxes	(32.2)	7.5	5.6	35.3
Depreciation and amortization	11.3	10.2	43.6	38.5
Pension scheme settlement charge	155.6	—	155.6	—
Recovery of historical pension costs	—	—	(8.4)	—
Foreign currency exchange (gains)/losses	(8.0)	2.6	(4.9)	(3.8)
Legacy costs of closed operations	1.4	3.7	4.0	6.1
Adjustment to fair value of contingent consideration	1.3	—	3.4	—
Acquisition related costs	—	1.3	—	3.1

Adjusted EBITDA	$56.6	$61.6	$225.2	$216.0

Schedule 3

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$289.2	$203.7
Trade and other accounts receivable	341.7	359.8
Inventories	301.0	300.1
Prepaid expenses	21.0	18.7
Prepaid income taxes	3.1	2.8
Other current assets	0.6	0.6

Total current assets	956.6	885.7
Net property, plant and equipment	269.7	268.3
Operating lease right-of-use assets	44.8	45.1
Goodwill	382.5	399.3
Other intangible assets	65.4	57.3
Deferred tax assets	9.4	10.4
Pension asset	2.4	35.1
Other non-current assets	3.9	6.2

Total assets	$1,734.7	$1,707.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$163.8	$163.6
Accrued liabilities	169.1	185.9
Current portion of operating lease liabilities	13.9	13.6
Current portion of plant closure provisions	5.0	4.6
Current portion of accrued income taxes	19.6	2.6
Current portion of unrecognized tax benefits	—	1.2

Total current liabilities	371.4	371.5
Operating lease liabilities, net of current portion	31.0	31.6
Plant closure provisions, net of current portion	55.3	57.0
Accrued income taxes, net of current portion	—	11.6
Unrecognized tax benefits, net of current portion	—	13.6
Deferred tax liabilities	23.5	33.5
Pension liabilities and post-employment benefits	13.1	13.3
Acquisition-related contingent consideration	20.1	23.4
Other non-current liabilities	4.2	2.3
Equity	1,216.1	1,149.6

Total liabilities and equity	$1,734.7	$1,707.4

Schedule 4

INNOSPEC INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31
(in millions)	2024	2023
Cash Flows from Operating Activities
Net income	$35.6	$139.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	43.5	39.3
Adjustment to fair value of contingent consideration	3.4	—
Deferred taxes	(39.3)	3.6
Profit on disposal of property, plant and equipment	(0.2)	—
Non-cash movements on defined benefit pension plans	151.9	(3.3)
Stock option compensation	8.5	8.0
Changes in working capital	(14.8)	39.3
Movements in plant closure provisions	0.9	4.0
Movements in income taxes	6.3	(25.9)
Movements in unrecognized tax benefits	(14.8)	1.4
Movements in other assets and liabilities	3.5	1.8

Net cash provided by operating activities	184.5	207.3
Cash Flows from Investing Activities
Capital expenditures	(41.4)	(62.1)
Proceeds on disposal of property, plant and equipment	0.5	0.1
Business combinations, net of cash acquired	(0.2)	(34.7)
Internally developed software	(20.9)	(15.1)

Net cash used in investing activities	(62.0)	(111.8)
Cash Flows from Financing Activities
Non-controlling interest	2.4	—
Repayment of acquired term loan	—	(2.3)
Refinancing costs	(0.3)	(1.4)
Dividend paid	(38.8)	(35.1)
Issue of treasury stock	2.1	0.9
Repurchase of common stock	(0.7)	(1.1)

Net cash used in financing activities	(35.3)	(39.0)
Effect of foreign currency exchange rate changes on cash	(1.7)	0.1

Net change in cash and cash equivalents	85.5	56.6
Cash and cash equivalents at beginning of period	203.7	147.1

Cash and cash equivalents at end of period	$289.2	$203.7

Amortization of deferred finance costs of $0.4 million (2023 - $0.8 million) are included in depreciation and amortization in the condensed consolidated statements of cash flows and in interest expense, net in the condensed consolidated statements of income.